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                                     EXHIBIT 3.5
             Amendment of Articles of Incorporation, dated April 5, 1999

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                ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                         OF
                                  AUTO METREKS, INC.


     Pursuant to the provisions of Section 607.1003 of the Florida Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to the Articles of Incorporation.

     FIRST, Article I of the Corporation's Articles of Incorporation is hereby amended to read as follows:


                                 "ARTICLE I

                                    NAME

     The name of the Corporation shall be "Online Hearing Dot Com, Co."

     SECOND, the outstanding common stock of the Corporation ("Common Stock"), as of the Record Date hereinafter provided for, shall be adjusted and decreased in a reverse stock split so that each 30 shares of Common Stock outstanding as of the close of business on the Record Date shall become one share of Common Stock as of the close business on the Record Date, subject to and in accordance with the following:

     (1) No fractional shares will be issued or created in this stock split and each holder of Common Stock as of the Record Date who would be entitled to a fractional share after dividing the number of shares held prior to the stock split by 30 shall be credited with and entitled to a full share in lien of the fractional share;

     (2) The Record Date for the reverse stock split authorized in this resolution shall be April 5, 1999;

     (3) The authorized shares of $.0001 par value Common Stock shall remain unchanged;

     (4)  The Amendment was adopted on April 5, 1999, and

     (5) The Amendment was duly adopted unanimously by the Board of Directors and by the shareholders owning an excess of sixty-six percent of the outstanding voting stock of the corporation and such vote was sufficient for approval.

     FURTHER RESOLVED, that the Board of Directors and the officers of the Corporation be and they hereby are authorized and directed to take all actions necessary and appropriate to complete the name change and revers stock split which are the subject of this Resolution.

     Executed as of the date set forth below.


Dated:    April 5, 1999                 By:  /s/ Bradley R. Wilson
                                             ------------------------------
                                             Bradley R. Wilson, President